Media Contacts:   Doug Kline          Analyst Contacts: Clem Teng
                  Sempra Energy                         Sempra Energy
                  (860) 877-2066                        (877) 736-7727
                  www.sempra.com

                  Larry Pierce                          Steven P. Eshbach
                  K N Energy                            K N Energy
                  (303) 914-4751                        (303) 763-3618
                  www.kne.com


                                                                 NEWS

                        SEMPRA ENERGY AND K N ENERGY
                         TERMINATE MERGER AGREEMENT


         SAN DIEGO and LAKEWOOD, Colo., June 21, 1999 -- Sempra Energy (NYSE:SRE) and K N Energy, Inc. (NYSE:KNE) today announced that they have mutually agreed to terminate their merger agreement, announced Feb. 22, 1999.

         Sempra Energy and K N Energy indicated that, as they worked through the integration process, it became clear that the combined company would not be able to realize the business objectives that they originally anticipated. As a result, Sempra Energy and K N Energy agreed that it was more prudent for both companies to pursue their business objectives individually.

         In connection with the termination, Sempra Energy and K N Energy entered into a confidential termination and release agreement on June 20, 1999, whereby they have agreed to release each other from any claims relating to the proposed merger, to refrain from soliciting the employees of one another for a two-year period, and to refrain from acquiring any stock of or making any proposals to acquire the other party for a three-year period. In addition, in order to amicably terminate the transaction, Sempra Energy agreed to reimburse K N Energy for a portion of its expenses incurred in connection with the proposed merger in the amount of $5.95 million.

                                  - more -

Sempra Energy and K N Energy Terminate Merger Agreement/Page 2

         K N Energy, Inc., based in Lakewood, Colorado, is the nation's sixth-largest integrated natural gas company with more than $8 billion in total assets and is one of the largest pipeline operators with more than 25,000 miles of pipe. It has operations in 16 states, including natural gas gathering, processing, marketing, storage, transportation, energy commodity sales -- natural gas and natural gas liquids; electric generation design, construction and operation; and innovative services designed for consumers, utilities and commercial entities.

         Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 12,000 employees, revenues of $5.5 billion and more than 6 million natural gas and electric meters serving 21 million customers. Through its eight principal subsidiaries -- Southern California Gas Company, San Diego Gas & Electric, Sempra Energy Trading, Sempra Energy Solutions, Sempra Energy International, Sempra Energy Resources, Sempra Energy Utility Ventures and Sempra Energy Financial -- Sempra Energy provides a broad range of energy-related products and services. The company has operations throughout the United States, Canada, Mexico and Latin America.

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